Exhibit 10.7

April 5, 2011

Fred Ball

Dear Fred:

Marketo, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.     Position.  Your title will be Senior Vice President and Chief Financial Officer, and you will report to the Company’s Chief Executive Officer.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.*  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Your work location will be the Company’s offices in San Mateo, California.

2.     Cash Compensation.  The Company will pay you a starting salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

In addition, you will participate in the Company’s executive officer incentive compensation program, earned and paid semi-annually, based on the combination of personal and company performance with upside earning potential based on the company exceeding plan.  Your total eligible on-target incentive compensation for the first calendar year of your employment will be $112,500.

3.     Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  These benefits are described in the Company’s employee benefit summary.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.     Stock Options.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 800,000 shares of the Company’s Common Stock.  The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the option is granted.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.  The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares.  You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

In addition, your stock options will be subject to the Change in Control Acceleration Policy set forth in Exhibit A attached to this offer letter.

* Board of Director positions at AEIS & ESJO are not considered conflicts of interest in this context.

5.     Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement a copy of which is attached hereto as Exhibit B.

6.     Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than yourself).

7.     Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.     Interpretation, Amendment and Enforcement.  This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on April 8, 2011.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your offer is further conditioned upon acceptable reference and background checks.  Your employment is also contingent upon your starting work with the Company no later than May 1, 2011.

Fred, I’m very excited to have you join our team at Marketo.  If you have any questions, please call me at 650 387 8459.

Very truly yours,

/s/ Phillip M. Fernandez

Phillip M. Fernandez
President & CEO
Marketo, Inc.

I have read and accept this employment offer:

/s/ Fred Ball
Signature of Fred Ball

Dated:	April 5, 2011

Attachments

Exhibit A: Change in Control Agreement

Exhibit B: Proprietary Information and Inventions Agreement

EXHIBIT A

CHANGE IN CONTROL ACCELERATION

If the Company is subject to a Change in Control (as defined below) before the optionee’s service with the Company terminates and the optionee is subject to an Involuntary Termination (as defined below) within 12 months after that Change in Control, then the optionee shall immediately vest in 100% of the then unvested shares subject to the option.

Definitions.  The following terms have the meaning set forth below:

“Cause” means:

(i)    an authorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)   a deliberate material failure to comply with any of the Company’s written policies or rules;

(iii)  conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iv)  gross misconduct;

(v)   a continued failure to perform assigned duties after receiving written notification of such failure from the Board of Directors, provided that such duties are those customarily performed by a person holding the position that optionee or purchaser holds immediately prior to the Change in Control of a corporation of similar size as the Company engaged in a similar line of business as the Company; or

(vi)  failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” shall mean (i) the consummation of a merger or consolidation of the company with or into another entity or (ii) the sale of all or substantially all the assets of the company.  The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Involuntary Termination” means:

(i)    termination of optionee by the Company (or Parent or Subsidiary of the Company) for reasons other than Cause, or

(ii)   voluntary resignation within 30 days following (a) a change in position that involves a material reduction in the optionee’s duties, level of responsibility and/or scope of authority, (b) a material reduction in base salary, bonus potential or benefits (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the optionee), or (c) receipt of notice that the optionee’s principal workplace will be relocated more than 35 miles from the then current location.

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PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Marketo, Inc., a Delaware corporation (the “Company”), and I (Frederick Ball) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.             I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company.  I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company.  Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.             Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company.  I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment.  I hereby make all assignments necessary to accomplish the foregoing.  I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.  If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights.  Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.             To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto.  I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.             I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.”  I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine.  Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.  I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.             Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.             I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.             I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause.  In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement.  However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.             I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.  My obligations under paragraphs 2, 3 and 4 also shall

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be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

9.             Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.  This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void.  I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

April 5, 2011	Employee

/s/ Frederick Ball
Signature

Frederick Ball
Name (Printed)

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APPENDIX A

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for his employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER